EXHIBIT 8.1
-----------


                               September __, 1997



Wells Real Estate Investment Trust, Inc.
3885 Holcomb Bridge Road
Norcross, Georgia  30092


                    Wells Real Estate Investment Trust, Inc.
                    ----------------------------------------
                                Qualification as
                                ----------------
                          Real Estate Investment Trust
                          ----------------------------


Ladies and Gentlemen:

          We have acted as counsel to Wells Real Estate Investment Trust, Inc., a Maryland corporation (the "Company"), in connection with (i) the preparation of a Form S-11 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC") on July 25, 1997 (No. 333-32099), as amended through the date hereof, with respect to the offering and sale (the "Offering") of up to 15,000,000 shares of the common stock, par value $0.01 per share, of the Company (the "Common Stock") and (ii) the Company's contribution of the net proceeds of the Offering to Wells Operating Partnership, L.P., a Delaware limited partnership (the "Partnership"), in exchange for a general partnership interest in the Partnership. The closing of the Offering will occur when at least 125,000 shares of Common Stock have been issued and sold. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

          The Company intends to acquire commercial real estate but has not identified any such properties for acquisition. The Company will invest the net proceeds of the Offering in short-term, interest-bearing securities until the Company identifies real estate assets for acquisition.

Wells Real Estate Investment Trust, Inc.
September __, 1997
Page 2


          In giving this opinion letter, we have examined the following:

1. the Company's Articles of Incorporation, as duly filed with the Department of Assessments and Taxation of the State of Maryland on July 3, 1997;

2. the Articles of Correction to the Company's Articles of Incorporation, as duly filed with the Department of Assessments and Taxation of the State of Maryland on July 23, 1997;

3. the Company's Articles of Amendment and Restatement, in the form filed as an exhibit to the Registration Statement;

4.   the Company's Bylaws;

5. the Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus");

6. the First Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement") between the Company, as general partner, and Wells Capital, Inc., as limited partner (the "Advisor"), in the form filed as an exhibit to the Registration Statement; and

7. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

          In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its short taxable year ending December 31, 1997 and future taxable years, the Company will operate in a manner that will make the representations contained in a certificate, dated September __, 1997 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

Wells Real Estate Investment Trust, Inc.
September __, 1997
Page 3


3. the Company will not make any amendments to its organizational documents or the Partnership Agreement after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year; and

4. each partner of the Partnership (a "Partner") that is a corporation or other entity has a valid legal existence;

5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Partnership Agreement and the transactions contemplated thereby;

6. no action will be taken by the Company, the Partnership, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

          In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate.

          Based solely on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, the discussion in the Prospectus under the caption "Federal Income Tax Considerations" (which is incorporated herein by reference), and without further investigation, we are of the opinion that:

          (a) commencing with the Company's short taxable year beginning on the day before the closing date of the Offering and ending on December 31 of the year in which the closing date of the Offering occurs, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company's organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

          (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Considerations" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock.

Wells Real Estate Investment Trust, Inc.
September __, 1997
Page 4


Except as described herein, we have performed no due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above or the representations set forth in the Officer's Certificate. We will not review on a continuing basis the Company's compliance with such documents, assumptions, or representations. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

          The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the caption "Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

          The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the purchasers of the Common Stock pursuant to the Prospectus, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                     Very truly yours,